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                                                                    Exhibit 23.1


WHEN THE CONTRIBUTION OF THE CONTRIBUTED ASSETS REFERRED TO IN THE REGISTRATION STATEMENT AND IN NOTE 2 OF THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING CONSENT.


                                                /s/ KPMG LLP


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Liberty Media Corporation:


We consent to the use of our report included herein, relating to the consolidated balance sheets of Liberty Media Corporation ("New Liberty" or "Successor") as of December 31, 1999 and of Liberty Media Corporation ("Old Liberty Group" or "Predecessor") as of December 31, 1998, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for the periods from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), which report is included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., parent company of New Liberty, acquired Tele-Communications, Inc., parent company of Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

Denver, Colorado
February 14, 2001